Exhibit 99.1


      California Pizza Kitchen to Webcast Investor Day on November 2, 2005


     LOS ANGELES--(BUSINESS WIRE)--Oct. 13, 2005--California Pizza Kitchen, Inc., (Nasdaq:CPKI) will be hosting an investor day on November 2, 2005, at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California. The presentation will begin at 8:00 AM Pacific Standard Time.
     A live webcast will be available and can be accessed at www.cpk.com. The webcast will also be archived for 90 days.
     California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $12.46. As of October 13, 2005 the Company operates, licenses or franchises 185 restaurants, of which 154 are company-owned and 31 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
     California Pizza Kitchen, Inc. can be found on the internet at www.cpk.comn.

     This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may", "will", "estimate", "intend", "continue", "believe", "expect", "anticipate" and similar words.
     Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000